EXHIBIT 99.1

Contact:	Aaron’s, Inc.	SCR Partners
	Kelly Wall	Jeff Black
	VP Finance, Investor Relations & Treasury	615.760.3679
	678.402.3399	JBlack@scr-ir.com
Kelly.Wall@aarons.com

Aaron’s, Inc. Reports First Quarter 2017 Results

•	Total Revenues $844.6 Million

•	Net Earnings $53.3 Million; Diluted EPS $0.74, Up 9%

•	Non-GAAP Diluted EPS $0.80, Up 13%

•	Progressive Leasing Revenues Up 19%

ATLANTA, April 28, 2017 - Aaron’s, Inc. (NYSE: AAN), a leading omnichannel provider of lease-purchase solutions, today announced financial results for the three months ended March 31, 2017.
“We’re very pleased with our first quarter results,” said John Robinson, Chief Executive Officer. “Strong performance at Progressive Leasing and solid execution in the Aaron’s Business drove increased customer count, lease revenue and earnings in the quarter.”
“Progressive built on its impressive momentum in door and invoice growth, and its lease portfolio is generating consistently strong performance. We remain optimistic about our ability to continue gaining share in Progressive’s large, addressable market,” Mr. Robinson stated.
“The Aaron’s Business benefited from improved operational execution, and we’re encouraged with the progress we are making to transform the Aaron’s direct-to-consumer platform,” continued Mr. Robinson. “Our unique set of assets positions us well to drive long-term growth, and we’re making strategic investments to better serve credit-challenged consumers in today’s dynamic marketplace.”
“We are well capitalized to fund our strategic objectives. We generated $104 million of cash from operations, reduced long-term debt and repurchased stock in the first quarter. We ended the period with $348 million in cash and net debt to capitalization of approximately 7%, down from 21% a year ago,” Mr. Robinson concluded.

Financial Summary
Aaron’s, Inc. (the “Company”) conducts its operations through three primary businesses: 1) Aaron’s branded company-owned and franchised lease-to-own stores, Aarons.com and Woodhaven (collectively, the “Aaron’s Business”); 2) the Progressive Leasing virtual lease-to-own business (“Progressive Leasing”); and 3) Dent-A-Med, Inc. (“DAMI”), our second-look financing business.
For the first quarter of 2017, Company revenues were $844.6 million compared with $854.4 million for the first quarter of 2016. Net earnings increased to $53.3 million compared with $49.7 million in the prior year period. Diluted earnings per share increased to $0.74 compared with $0.68 per share a year ago. The effective tax rate for the three months ended March 31, 2017 was 35.5% compared with 37.7% for the prior year period.
On a non-GAAP basis, net earnings for the first quarter of 2017 increased to $57.8 million compared with $52.1 million for the same period in 2016, and earnings per share assuming dilution were $0.80 in the first quarter of 2017 compared with $0.71 for the same quarter in 2016. In 2017, non-GAAP net earnings and non-GAAP diluted earnings per share exclude the effects of amortization expense resulting from our 2014 acquisition of Progressive Leasing and the Aaron’s Business and DAMI restructuring charges. In 2016, non-GAAP results exclude the effects of Progressive Leasing amortization, a gain on the sale of the Company’s former headquarters building, charges primarily related to the retirement of our former CFO, and an impairment charge resulting from the HomeSmart disposition. Adjusted EBITDA for the Company, which excludes the charges and adjustments mentioned above, was $109.4 million for the first quarter of 2017, compared with $104.0 million for the same period in 2016. See “Use of Non-GAAP Financial Information” and the related non-GAAP reconciliation accompanying this press release.
The Company generated $104.2 million in cash from operations during the three months ended March 31, 2017 and ended the first quarter with $348.5 million in cash compared with $308.6 million at the end of 2016. The Company repurchased 1,208,466 shares of its common stock during the first quarter of 2017, and has authorization to purchase an additional 7,915,255 shares.

The Aaron’s Business Results
For the first quarter of 2017, total revenues for the Aaron’s Business decreased 13.4% to $470.2 million from $543.0 million in the first quarter of 2016.
Lease revenue and fees for the three months ended March 31, 2017 decreased 13.2% compared with the same period in 2016. Non-retail sales, which primarily consist of merchandise sales to the Company’s franchisees, decreased 12.6% for the first quarter compared with the prior-year period.
On May 13, 2016, the Company completed the sale of its HomeSmart business. Revenues for the HomeSmart business in the first quarter of 2016 were $17.8 million. Excluding HomeSmart, total revenues for the Aaron’s Business decreased 10.5% for the first quarter compared with the prior-year period.
Earnings before income taxes for the Aaron’s Business were $48.6 million for the three months ended March 31, 2017, compared with $60.7 million for the same period a year ago. Adjusted EBITDA in the three months ended March 31, 2017 was $61.2 million compared with $70.9 million for the same period a year ago. As a percentage of revenue, Adjusted EBITDA was 13.0% for the three months ended March 31, 2017, compared with 13.1% for the same period last year. Write offs for damaged, lost or unsaleable merchandise were 3.5% of revenues in both periods.
Same store revenues (revenues earned in Company-operated stores open for the entirety of both quarters) decreased 9.3% during the first quarter of 2017, compared with the first quarter of 2016, and customer count on a same store basis was down 5.9%. Company-operated Aaron’s stores had 937,000 customers at March 31, 2017, a 6.7% decrease from the first quarter of 2016, excluding HomeSmart customers for both periods.
At March 31, 2017, the Aaron’s Business had 1,155 Company-operated stores and 688 franchised stores. During the first quarter of 2017, one Company-operated store and nine franchised stores were consolidated or closed. Nine Company-operated stores were sold to a third party.
As discussed previously, the Company has undertaken a review of its store base to identify underperforming stores and right size its footprint in existing markets. As part of that review, the Company closed one store in the first quarter of 2017 and identified approximately 70 additional stores to be closed in the second quarter of 2017. The Company continues to expect it will incur an aggregate pre-tax charge of approximately $13 million in 2017 with respect to the stores that have been identified for closure. The Company may decide to close additional stores in future periods.
Progressive Leasing Results
Progressive Leasing’s revenue in the first quarter of 2017 increased 19.4% to $366.1 million from $306.7 million in the first quarter of 2016. Active doors increased 38% in the first quarter of 2017 to approximately 18,600. Invoice volume per active door declined 12.8% in the quarter, driven by strong growth in new doors. Progressive Leasing had 604,000 customers at March 31, 2017, a 19% increase from March 31, 2016.
Earnings before income taxes for Progressive Leasing were $35.8 million for the three months ended March 31, 2017 as compared with $21.9 million for the same period a year ago. EBITDA for the three months ended March 31, 2017 was $48.5 million compared with $34.8 million for the same period of 2016. As a percentage of revenues, EBITDA was 13.2% for the three months ended March 31, 2017, compared with 11.3% for the same period in 2016. Write offs for damaged, lost or unsaleable merchandise were 4.8% of revenue in the first quarter of 2017, compared with 6.2% in the same period of 2016.
DAMI Results
Revenue for DAMI was $8.2 million in the first quarter of 2017, compared with $4.8 million in the first quarter of 2016. DAMI’s loss before income taxes was $1.8 million for the three months ending March 31, 2017, compared with a loss before income taxes of $2.9 million in the first quarter of 2016. Its pre-tax, pre-provision loss was $1.2 million in both periods. DAMI has performed in line with our expectations in the first quarter of 2017.
Pre-tax, pre-provision loss is a non-GAAP measure that represents loss before income taxes adjusted so that loan charge-offs and recoveries are recognized in earnings as they occur by excluding the effect on earnings of changes to management’s provision for estimated future loan losses. See “Use of Non-GAAP Financial Information” and the related non-GAAP reconciliation accompanying this press release for more information regarding the calculation of pre-tax, pre-provision loss.

Significant Components of Revenue
Consolidated lease revenues and fees for the three months ended March 31, 2017 increased 0.3% over the same prior year period. Franchise royalties and fees decreased 12.9% in the first quarter of 2017 compared with the same period a year ago. The decrease in franchise royalties and fees was the combined result of decreases in revenues generated by our franchisees and the number of franchised stores. Our franchisee revenues totaled $230.4 million in the three months ended March 31, 2017, a decrease of 7.8% from the same period for the prior year. Same store revenues for franchised stores were down 4.9% and same store customer counts were down 4.1% for the first quarter of 2017 compared with the same quarter for the prior year. Franchised stores had 520,000 customers at the end of the first quarter, a 7.5% decline from the prior year ago period (revenues and customers of franchisees are not revenues and customers of the Aaron’s Business or Aaron’s, Inc.).
2017 Outlook
The outlook the Company issued on February 17, 2017 remains unchanged.
Conference Call and Webcast
Aaron’s, Inc. will hold a conference call to discuss its quarterly results on Friday, April 28, 2017, at 8:30 a.m. Eastern Time. The public is invited to listen to the conference call by webcast accessible through the Company’s Investor Relations website, investor.aarons.com. The webcast will be archived for playback at that same site.
About Aaron’s, Inc.
Headquartered in Atlanta, Aaron’s, Inc. (NYSE: AAN), is a leading omnichannel provider of lease-purchase solutions. The Aaron’s Business engages in the sales and lease ownership and specialty retailing of furniture, consumer electronics, home appliances and accessories through its more than 1,800 Company-operated and franchised stores in 47 states and Canada, as well as its e-commerce platform, Aarons.com. In addition, Progressive Leasing, a virtual lease-to-own company, provides lease-purchase solutions through approximately 22,000 retail locations in 46 states. Dent-A-Med, Inc., d/b/a the HELPcard®, provides a variety of second-look credit products that are originated through federally insured banks. For more information, visit investor.aarons.com, Aarons.com, ProgLeasing.com, and HELPcard.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties which could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements generally can be identified by the use of forward-looking terminology, such as “may,” “expect,” “expectations,” “outlook,” “forecast,” “guidance,” “intend,” “believe,” “could,” “project,” “estimate,” “anticipate,” “should” and similar terminology. These risks and uncertainties include factors such as changes in general economic conditions, competition, pricing, legal and regulatory proceedings, customer privacy, information security, customer demand, the execution and results of our strategy and expense reduction and store closure and consolidation initiatives, risks related to Progressive Leasing’s “virtual” lease-to-own business, the outcome of Progressive Leasing’s pilot or test programs with various retailers and the results of Progressive Leasing’s efforts to expand its relationships with existing retailer partners and establish new partnerships with additional retailers, and the other risks and uncertainties discussed under “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. Statements in this release that are “forward-looking” include without limitation statements regarding: Aaron’s, Inc.’s projected results (including Progressive Leasing’s and DAMI’s results) and guidance for 2017, the number of stores the Company expects to close in the second quarter of 2017 and the charges expected to be incurred in connection therewith, continuing to gain share in Progressive Leasing’s markets, transforming the Aaron’s direct-to-consumer platform, driving long-term growth, the outcome and results of our strategic investments and objectives, and our ability to fund those investments, and management’s capital allocation plans. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances after the date of this press release.

Aaron’s, Inc. and Subsidiaries
Consolidated Statements of Earnings
(In thousands, except per share amounts)

	(Unaudited) Three Months Ended
	March 31,
	2017	2016
Revenues:
Lease Revenues and Fees	$743,622	$741,611
Retail Sales	8,778	10,955
Non-Retail Sales	69,327	79,305
Franchise Royalties and Fees	14,201	16,295
Interest and Fees on Loans Receivable	8,201	4,763
Other	425	1,498
Total	844,554	854,427

Costs and Expenses:
Depreciation of Lease Merchandise	361,998	348,302
Retail Cost of Sales	5,391	7,065
Non-Retail Cost of Sales	62,085	71,385
Operating Expenses	328,825	348,424
Restructuring Expenses	327	—
Other Operating (Income) Expense, Net	(561)	(6,729)
Total	758,065	768,447

Operating Profit	86,489	85,980
Interest Income	974	421
Interest Expense	(5,815)	(6,312)
Other Non-Operating Income (Expense), Net	975	(361)
Earnings Before Income Taxes	82,623	79,728

Income Taxes	29,323	30,041
Net Earnings	$53,300	$49,687

Earnings Per Share	$0.75	$0.68
Earnings Per Share Assuming Dilution	$0.74	$0.68

Weighted Average Shares Outstanding	71,318	72,634
Weighted Average Shares Outstanding Assuming Dilution	72,386	73,217

Selected Balance Sheet Data
(In thousands)

	(Unaudited)
	March 31, 2017	December 31, 2016

Cash and Cash Equivalents	$348,490	$308,561
Investments	21,439	20,519
Accounts Receivable, Net	93,709	95,777
Lease Merchandise, Net	984,555	999,381
Loans Receivable, Net	83,593	84,804
Property, Plant and Equipment, Net	204,447	211,271
Other Assets, Net	888,251	895,423

Total Assets	2,624,484	2,615,736

Debt	484,716	497,829
Total Liabilities	1,124,291	1,134,138

Shareholders’ Equity	$1,500,193	$1,481,598

Selected Cash Flow Data
(In thousands)

	(Unaudited) Three Months Ended
	March 31,
	2017	2016

Cash Provided by Operating Activities	$104,179	$195,651
Cash Used by Investing Activities	(10,682)	891
Cash Used by Financing Activities	(53,587)	(92,579)
Effect of Exchange Rate Changes on Cash & Cash Equivalents	19	—
Increase in Cash and Cash Equivalents	39,929	103,963
Cash and Cash Equivalents at Beginning of Period	308,561	14,942
Cash and Cash Equivalents at End of Period	$348,490	$118,905

Aaron’s, Inc. and Subsidiaries
Quarterly Revenues by Segment
(In thousands)
(Unaudited)

THREE MONTHS ENDED
March 31, 2017
	The Aaron’s Business(1)	Progressive Leasing	DAMI	Consolidated Total
Lease Revenues and Fees	$377,507	$366,115	$—	$743,622
Retail Sales	8,778	—	—	8,778
Non-Retail Sales	69,327	—	—	69,327
Franchise Royalties and Fees	14,201	—	—	14,201
Interest and Fees on Loans Receivable	—	—	8,201	8,201
Other	425	—	—	425
	$470,238	$366,115	$8,201	$844,554

THREE MONTHS ENDED
March 31, 2016
	The Aaron’s Business(1)	Progressive Leasing	DAMI	Consolidated Total
Lease Revenues and Fees	$434,946	$306,665	$—	$741,611
Retail Sales	10,955	—	—	10,955
Non-Retail Sales	79,305	—	—	79,305
Franchise Royalties and Fees	16,295	—	—	16,295
Interest and Fees on Loans Receivable	—	—	4,763	4,763
Other	1,498	—	—	1,498
	$542,999	$306,665	$4,763	$854,427

(1)
During the three months ended March 31, 2017, the Company changed its composition of reportable segments by combining Sales and Lease Ownership, Franchise, Woodhaven, and unallocated corporate costs into one reportable segment, the Aaron’s Business, to align with the Company’s internal reporting of operating results.

Use of Non-GAAP Financial Information:
Non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and Adjusted EBITDA are supplemental measures of our performance that are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”). Non-GAAP net earnings and non-GAAP diluted earnings per share for the first quarter of 2017 each exclude $6.6 million in Progressive Leasing-related intangible amortization expense and $0.3 million in restructuring charges. Non-GAAP net earnings and non-GAAP diluted earnings per share for 2016 exclude $6.6 million in Progressive Leasing-related intangible amortization expense, an $11.1 million gain from the sale of the Company’s headquarters building, $3.7 million in retirement and severance charges and a $4.6 million impairment charge related to the HomeSmart asset sale.
The EBITDA and Adjusted EBITDA figures presented in this press release are calculated as the Company’s earnings before interest expense, depreciation on property, plant and equipment, amortization of intangible assets and income taxes. Adjusted EBITDA also excludes the other adjustments described in the calculation of non-GAAP net earnings above.
Management believes that non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA and Adjusted EBITDA provide relevant and useful information, and are widely used by analysts, investors and competitors in our industry as well as by our management in assessing both consolidated and business unit performance.
Non-GAAP net earnings and non-GAAP diluted earnings provides management and investors with an understanding of the results from the primary operations of our business by excluding the effects of certain items that generally arose from larger, one-time transactions that are not reflective of the ordinary earnings activity of our operations. This measure may be useful to an investor in evaluating the underlying operating performance of our business.
EBITDA and Adjusted EBITDA also provides management and investors with an understanding of one aspect of earnings before the impact of investing and financing charges and income taxes. These measures may be useful to an investor in evaluating our operating performance and liquidity because the measures:

•
Are widely used by investors to measure a company’s operating performance without regard to items excluded from the calculation of such measure, which can vary substantially from company to company depending upon accounting methods, book value of assets, capital structure and the method by which assets were acquired, among other factors.

•	Are a financial measurement that is used by rating agencies, lenders and other parties to evaluate our creditworthiness.

•	Are used by our management for various purposes, including as a measure of performance of our operating entities and as a basis for strategic planning and forecasting.
Finally, this press release presents pre-tax, pre-provision loss for DAMI, which is also a supplemental measure not calculated in accordance with GAAP. Management believes this measure is useful because it gives management and investors an additional, supplemental metric to assess DAMI’s underlying operational performance for the period. Due to the growth of our originated credit card loan portfolio after our October 2015 acquisition of DAMI, we believe pre-provision, pre-tax loss helps investors to assess DAMI’s operating performance until such time as the credit card portfolio reaches levels which management believes will be normal and recurring.  Management uses this measure as one of its bases for strategic planning and forecasting for DAMI. Our use of pre-provision, pre-tax loss may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.
Non-GAAP financial measures, however, should not be used as a substitute for, or considered superior to, measures of financial performance prepared in accordance with GAAP, such as the Company’s GAAP basis net earnings and diluted earnings per share and the GAAP earnings before income taxes of the Company’s segments, which are also presented in the press release. Further, we caution investors that amounts presented in accordance with our definitions of non-GAAP net earnings, non-GAAP diluted earnings per share, EBITDA, Adjusted EBITDA and pre-tax, pre-provision loss may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.

Reconciliation of Net Earnings and Earnings Per Share Assuming Dilution to Non-GAAP
Net Earnings and Earnings Per Share Assuming Dilution
(In thousands, except earnings per share)

	(Unaudited) Three Months Ended
	March 31,
	2017	2016
Net Earnings	$53,300	$49,687
Add Progressive Leasing-Related Intangible Amortization Expense (1)(2)	4,249	4,105
Less Gain on Sale of Building (3)	—	(6,899)
Add Retirement and Severance Charges (4)	—	2,295
Add Loss on Assets Held for Sale (5)	—	2,881
Add Restructuring (6)	211	—

Non-GAAP Net Earnings	$57,760	$52,069

Earnings Per Share Assuming Dilution	$0.74	$0.68
Add Progressive Leasing-Related Intangible Amortization Expense (1)(2)	0.06	0.06
Less Gain on Sale of Building (3)	—	(0.09)
Add Retirement and Severance Charges (4)	—	0.03
Add Loss on Assets Held for Sale (5)	—	0.04
Add Restructuring (6)	—	—

Non-GAAP Earnings Per Share Assuming Dilution (7)	$0.80	$0.71

Weighted Average Shares Outstanding Assuming Dilution	72,386	73,217

(1)	Net of taxes of $2,338 for the three months ended March 31, 2017 calculated using the effective tax rate for the respective periods.

(2)	Net of taxes of $2,482 for the three months ended March 31, 2016 calculated using the effective tax rate for the respective periods.

(3)	Net of taxes of $(4,172) for the three months ended March 31, 2016 calculated using the effective tax rate for the period.

(4)	Net of taxes of $1,388 for the three months ended March 31, 2016 calculated using the effective tax rate for the period.

(5)	Net of taxes of $1,742 for the three months ended March 31, 2016 calculated using the effective tax rate for the respective periods.

(6)	Net of taxes of $116 for the three months ended March 31, 2017 calculated using the effective tax rate for the respective periods.
(7) In some cases, the sum of individual EPS amounts may not equal total EPS calculations due to rounding.

DAMI Pre-tax, Pre-provision Loss
(In thousands)

	(Unaudited) Three Months Ended
	March 31,
	2017	2016
Loss Before Income Taxes	$(1,765)	$(2,882)
Add: Adjustment to Increase Allowance for Loan Losses During Period	591	1,652
Pre-tax, Pre-provision Loss	$(1,174)	$(1,230)

Due to the growth of our originated credit card loan portfolio subsequent to the October 2015 acquisition of DAMI, we believe pre-provision, pre-tax loss helps investors to assess DAMI’s operating performance until such time as the credit card portfolio reaches levels which management believes will be normal and recurring. Our use of pre-provision, pre-tax loss may not be comparable to similar measures disclosed by other companies, because not all companies and analysts calculate these measures in the same manner.

Aaron’s, Inc. and Subsidiaries
Non-GAAP Financial Information
Quarterly Segment EBITDA
(In thousands)
(Unaudited)

Three Months Ended March 31, 2017
	The Aaron’s Business(1)	Progressive Leasing	DAMI	Consolidated Total
Net Earnings	$—	$—	$—	$53,300
Income Taxes	—	—	—	29,323
Earnings (Loss) Before Income Taxes	48,630	35,758	(1,765)	82,623
Interest Expense	(70)	4,763	1,122	5,815
Depreciation	11,877	1,393	143	13,413
Amortization	495	6,587	145	7,227
EBITDA	$60,932	$48,501	$(355)	$109,078
Restructuring Expenses	237	—	90	327
Adjusted EBITDA	$61,169	$48,501	$(265)	$109,405

Three Months Ended March 31, 2016
	The Aaron’s Business(1)	Progressive Leasing	DAMI	Consolidated Total
Net Earnings	$—	$—	$—	$49,687
Income Taxes	—	—	—	30,041
Earnings (Loss) Before Income Taxes	60,696	21,914	(2,882)	79,728
Interest Expense	113	5,202	997	6,312
Depreciation	12,413	1,075	102	13,590
Amortization	431	6,587	135	7,153
EBITDA	$73,653	$34,778	$(1,648)	$106,783
Gain on Sale of Building	(11,071)	—	—	(11,071)
Retirement/Severance Charges	3,683	—	—	3,683
Assets Held for Sale Impairment	4,623	—	—	4,623
Adjusted EBITDA	$70,888	$34,778	$(1,648)	$104,018

(1)
During the three months ended March 31, 2017, the Company changed its composition of reportable segments by combining Sales and Lease Ownership, Franchise, Woodhaven, and unallocated corporate costs into one reportable segment, the Aaron’s Business, to align with the Company’s internal reporting of operating results.